Exhibit 99.1

FOR IMMEDIATE RELEASE

W. James Farrell Elected to 3M Board of Directors

ST. PAUL, Minn. - Aug. 15, 2006 - 3M (NYSE:MMM) announced today that the Board of Directors elected W. James Farrell, 64, retired chairman, Illinois Tool Works Inc. (NYSE:ITW), to the Board of Directors. The board has determined that Farrell is an independent director under the New York Stock Exchange listing standards and the board’s independence guidelines. Farrell has been appointed to serve on the board’s audit and finance committees.

“We are extremely pleased to welcome Mr. Farrell to our board,” said George W. Buckley, 3M chairman, president and chief executive officer. “He is a talented and proven global business leader, and will bring valuable insight and management experience to the board and our company.”

Farrell served as chairman of ITW, a Fortune 200 diversified manufacturing company, from 1996 to 2006 and chief executive officer from 1995 to 2005.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the people of 3M use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation. For more information, including the latest product and technology news, visit www.3M.com.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

Investor Contacts:
Matt Ginter
(651) 733-8206

Bruce Jermeland
(651) 733-1807

Media Contact:
Jacqueline Berry
(651) 733-3611

From:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000